Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NOVAVAX, INC.

(Pursuant to Section 242
of the General Corporation Law of the State of Delaware)

     Novavax, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. That at a meeting of the Board of Directors of the Corporation, resolutions were adopted recommending an amendment of the Corporation’s Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and directing that such amendment be considered at the next annual meeting of the stockholders of the Corporation. The text of the proposed amendment is as follows:

Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by striking out the first sentence thereof and substituting therefor the following sentence:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) one hundred million (100,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) two million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.”

     2. That said amendment, having been duly proposed and declared advisable by the Board of Directors of the Corporation, was considered by the stockholders of the Corporation at the annual meeting of stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

     3. That said amendment was duly adopted, by the holders of a majority of the outstanding stock of each class of stock of the Corporation entitled to vote thereon, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Exhibit 3.1

     The undersigned President of the Corporation hereby makes this certificate, declaring and certifying that the facts stated herein are true, and accordingly has hereunto set his hand this 8th day of July, 2004.

NOVAVAX, INC.

By:	/s/ Nelson M. Sims

Nelson M. Sims, President

Attest:

/s/ David A. White

David A. White, Secretary